Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2008 RESULTS
•	Operating earnings were $1.12 per share, a 15 percent increase over the prior-year quarter, in line with the Thomson/First Call mean of $1.12 per share
•	Net income was $0.58 per share, a 39 percent decrease over the prior-year quarter; primarily as a result of net realized capital losses
•	Net realized capital losses totaled $232 million after tax; capital adequacy and holding company liquidity remain strong
•	Medical membership increased by 169,000 to 17.7 million in the third quarter of 2008
•	Commercial Medical Benefit Ratio was 79.2 percent, excluding unfavorable reserve development
•	Guidance: full-year 2008 operating earnings per share projected to be $3.90 to $3.95, a decrease from prior guidance due primarily to lower fourth quarter net investment income
•
Preliminary 2009 guidance: operating earnings per share projected to increase 3 to 5 percent over full-year 2008 operating earnings per share guidance.  This includes a projected $0.30 to $0.40 per share increase in the company's 2009 pension expense driven by 2008 equity market performance.

HARTFORD, Conn., October 29, 2008 ― Aetna (NYSE: AET) today announced third-quarter 2008 operating earnings of $1.12 per share,(1) a 15 percent increase over the prior-year quarter.  The increase in operating earnings per share reflects 14 percent growth in revenue (excluding net realized capital losses), solid underwriting results, operating expense efficiencies(3) and the impact of the company’s share repurchases.  The growth in revenue was primarily from quarter-over-quarter membership growth and premium rate increases.  Operating earnings exclude net realized capital losses and an other item.

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Third quarter net income was $0.58 per share, a decrease of 39 percent over the prior-year quarter, primarily due to net realized capital losses of $0.48 per share as well as $0.06 per share for an allowance recorded against a reinsurance recoverable from a subsidiary of Lehman Brothers Holdings Inc.  The majority of the net realized capital losses resulted from declines in the market value of certain securities in the company’s investment portfolio as a result of deteriorating global economic conditions.  The company does not expect the net realized capital losses or any other impacts of the current financial markets turmoil to have a material impact on its financial position or liquidity.  Third quarter 2008 total revenue, which includes net realized capital losses, grew 10 percent over the prior-year quarter.

Quarterly Financial Results at a Glance

	Three Months Ended September 30,
(Millions, except per share results)	2008	2007	Change
Revenue, excluding net realized capital losses	$7,981.4	$6,977.9	14%
Operating earnings	536.7	507.4	6%
Net income	277.3	496.7	(44)%

Per share results:
Operating earnings	1.12	.97	15%
Net income	.58	.95	(39)%

Weighted average common shares - diluted	480.3	523.9

“Despite the significant weakening of the U.S. economy as well as the unprecedented turmoil in the financial markets around the world, our core business performance remains solid,” said Ronald A. Williams, chairman and CEO. “We continue to win in the marketplace by offering a broad range of products and providing excellent customer service.  Aetna also continues to be proactive at the national and state levels in promoting the important issues of increased accessibility and affordability of health care and improved quality for more Americans.  Our national presence, strong competitive position and well-conceived strategy have continued to produce solid results even in this difficult economy.”

Joseph M. Zubretsky, executive vice president and CFO, said, “While we did incur investment losses this quarter due to the turmoil in the capital markets, Aetna is well-capitalized, with a strong balance sheet and excellent cash flows and liquidity.  We expect to generate over $1 billion of excess capital in 2008 and currently have no need to raise additional capital.  Our underwriting results were strong, demonstrating our continued ability to manage costs and price with discipline.

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"We have lowered our 2008 full-year operating earnings per share guidance to $3.90 to $3.95 (2) primarily due to lower net investment income in the fourth quarter than we originally projected.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $520.0 million for the third quarter of 2008, compared with $488.6 million for the third quarter of 2007.  The increase in operating earnings reflects a 17 percent increase in revenue as well as solid underwriting results and continued operating expense efficiencies.  The increase in revenue was primarily from membership growth and premium rate increases.

•
Net income of $381.1 million for the third quarter of 2008, compared with $486.3 million for the third quarter of 2007.  Net income includes $138.9 million and $2.3 million of net realized capital losses in the third quarter of 2008 and 2007, respectively.

•
 A Commercial Medical Benefit Ratio (“MBR”) of 79.2 percent for the third quarter of 2008, excluding $56 million of unfavorable reserve development, compared to 78.6 percent for the third quarter of 2007.  Including development, the Commercial MBR was 80.3 percent for the third quarter of 2008.  There was no significant reserve development in the third quarter of 2007.

•
A Medicare MBR of 85.2 percent for the third quarter of 2008, compared to 88.2 percent for the third quarter of 2007, excluding $26 million and $24 million of favorable reserve development in 2008 and 2007, respectively.  Including development, the Medicare MBR was 83.0 percent for the third quarter of 2008, compared to 84.4 percent for the third quarter of 2007.

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•	A Medicaid MBR of 85.6 percent for the third quarter of 2008, excluding $7 million of favorable reserve development, compared to 85.5 percent for the third quarter of 2007. Including development, the Medicaid MBR was 81.1 percent for the third quarter of 2008. There was no significant reserve development in the third quarter of 2007.
•	A total MBR of 80.5 percent for the third quarter of 2008, compared to 79.8 percent for the third quarter of 2007, excluding reserve development in both periods. Including development, the total MBR was 80.9 percent for the third quarter of 2008, compared to 79.4 percent for the third quarter of 2007.
•	Third quarter medical membership increased by 169,000 to 17.668 million, pharmacy membership increased by 86,000 to 11.054 million and dental membership increased by 11,000 to 14.117 million.
•
Revenues excluding net realized capital losses for the third quarter of 2008 increased by 17 percent to $7.3 billion from $6.3 billion for the third quarter of 2007.  Third quarter total revenue, which includes net realized capital losses, grew by 14 percent over the prior-year quarter.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $47.2 million for the third quarter of 2008, compared with $38.2 million for the third quarter of 2007, reflecting an improved underwriting margin partially offset by lower net investment income.

•
Net loss of $56.7 million for the third quarter of 2008, compared with net income of $31.1 million for the third quarter of 2007.  Net (loss) income includes $76.5 million and $7.1 million of net realized capital losses in the third quarter of 2008 and 2007, respectively, and $27.4 million in the third quarter of 2008 for the allowance recorded on a reinsurance recoverable from a subsidiary of Lehman Brothers Holdings Inc.

•
Revenues excluding net realized capital losses for the third quarter of 2008 were $511.2 million, compared with $537.1 million for the third quarter of 2007.  Third quarter total revenue, which includes net realized capital losses, was $393.6 million and $526.2 million in 2008 and 2007, respectively.

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Large Case Pensions business results

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $8.8 million for the third quarter of 2008, compared with $9.2 million for the third quarter of 2007.
•
Net loss of $7.8 million for the third quarter of 2008, compared with net income of $7.9 million for the third quarter of 2007.  The third quarter 2008 net loss includes $16.6 million of net realized capital losses.

Total company results
•
Revenues excluding net realized capital losses increased 14 percent to $8.0 billion for the third quarter of 2008, compared with $7.0 billion for the third quarter of 2007. The growth in third-quarter revenue reflects a 16 percent increase in premiums and an 8 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.

•
Total Operating Expenses excluding the $42.2 million allowance recorded against the reinsurance recoverable were $1.4 billion for the third quarter of 2008, $121.1 million higher than the third quarter of 2007.  Operating expenses as a percentage of revenue (3) was 17.4 percent for the third quarter of 2008 and 18.2 percent for the third quarter of 2007. Including net realized capital losses and the allowance against the reinsurance recoverable, this percentage was 18.8 percent for the third quarter of 2008 and 18.3 percent for the third quarter of 2007.

•
Corporate Interest Expense was $39.3 million after tax for the third quarter of 2008, compared with $28.6 million for the third quarter of 2007.  The increase for third quarter 2008 was due to higher average debt levels in 2008.

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•
Net Income was $277.3 million for the third quarter of 2008, compared with $496.7 million for the third quarter of 2007.  The decrease in net income for the third quarter 2008 was primarily due to net realized capital losses in the third quarter of 2008 of $232 million after tax.  Approximately $120 million of these losses were due to other-than-temporary impairments of certain fixed income investments which decreased in market value due to the widening of credit spreads in the market place in the third quarter of 2008.  These losses also include approximately $70 million for the impairment of Aetna’s investments in debt securities of Lehman Brothers Holdings Inc. and Washington Mutual, Inc. and other investments, as well as $42 million from sales of investment securities.

•
Operating Margin was 11.4 percent for the third quarter of 2008, compared with 12.1 percent for the third quarter of 2007, pre-tax.(4) The after-tax net income margin, which represents net income divided by total revenue, was 3.6 percent for the third quarter of 2008, compared with 7.1 percent for the third quarter of 2007.

•	Share repurchases totaled 11.1 million shares at a cost of $472.8 million in the third quarter of 2008.

A live audio webcast of Aetna’s conference call to discuss third quarter results, 2008 guidance and preliminary 2009 guidance will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-397-0297, or 719-325-4860 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  The access code is 9786614.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 9786614. Telephone replays will be available from 11:30 a.m. ET on October 29 until midnight ET on November 12, 2008.

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Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 37.2 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.
www.aetna.com

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2008	2007	2008	2007
Revenue:
Health care premiums	$6,450.8	$5,445.4	$18,993.2	$15,916.7
Other premiums	466.7	494.5	1,415.2	1,493.1
Fees and other revenue	834.1	775.9	2,488.7	2,244.9
Net investment income	229.8	262.1	731.7	864.9
Net realized capital losses	(356.8)	(16.6)	(437.4)	(64.4)
Total revenue	7,624.6	6,961.3	23,191.4	20,455.2

Benefits and expenses:
Health care costs	5,216.6	4,323.1	15,456.1	12,814.1
Current and future benefits	464.7	537.6	1,474.4	1,704.7
Operating expenses:
Selling expenses	282.2	267.1	861.6	793.7
General and administrative expenses (5)	1,152.5	1,004.3	3,372.0	2,896.6
Total operating expenses	1,434.7	1,271.4	4,233.6	3,690.3
Interest expense	60.5	44.0	171.5	129.1
Amortization of other acquired intangible assets	25.4	25.9	80.5	69.5
Reduction of reserve for anticipated future
losses on discontinued products	-	-	(43.8)	(64.3)
Total benefits and expenses	7,201.9	6,202.0	21,372.3	18,343.4

Income before income taxes	422.7	759.3	1,819.1	2,111.8
Income taxes	145.4	262.6	629.7	729.2
Net income	$277.3	$496.7	$1,189.4	$1,382.6

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2008	2007	2008	2007

Operating earnings	$536.7	$507.4	$1,472.6	$1,382.6
Allowance on reinsurance recoverable	(27.4)	-	(27.4)	-
Reduction of reserve for anticipated future
losses on discontinued products	-	-	28.5	41.8
Net realized capital losses	(232.0)	(10.7)	(284.3)	(41.8)
Net income (GAAP measure)	$277.3	$496.7	$1,189.4	$1,382.6

Weighted average common shares - basic	468.0	507.4	480.9	512.2

Weighted average common shares - diluted	480.3	523.9	495.0	530.6

Summary of Results Per Common Share

Operating earnings	$1.12	$.97	$2.97	$2.61
Allowance on reinsurance recoverable	(.06)	-	(.06)	-
Reduction of reserve for anticipated future
losses on discontinued products	-	-	.06	.08
Net realized capital losses	(.48)	(.02)	(.57)	(.08)
Net income (GAAP measure)	$.58	$.95	$2.40	$2.61

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Segment Information (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2008	2007	2008	2007
Health Care:
Revenue, excluding net realized capital losses	$7,346.2	$6,284.0	$21,669.4	$18,355.8
Net realized capital losses	(213.7)	(3.6)	(245.4)	(33.2)
Total revenue	$7,132.5	$6,280.4	$21,424.0	$18,322.6

Premiums:
Commercial (A)	$5,086.6	$4,720.9	$14,924.4	$13,831.1
Medicare (B)	1,209.9	634.8	3,631.7	1,964.0
Medicaid (C)	154.3	89.7	437.1	121.6
Total premiums (D)	$6,450.8	$5,445.4	$18,993.2	$15,916.7

Health Care Costs:
Commercial (GAAP measure) (E)	$4,086.7	$3,710.8	$11,974.6	$11,001.2
Unfavorable development of prior-period
health care cost estimates	(56.0)	-
Commercial - Adjusted (F)	$4,030.7	$3,710.8

Medicare (GAAP measure) (G)	$1,004.8	$535.6	$3,098.2	$1,706.6
Favorable development of prior-period
health care cost estimates	26.0	24.0
Medicare - Adjusted (H)	$1,030.8	$559.6

Medicaid (GAAP measure) (I)	$125.1	$76.7	$383.3	$106.3
Favorable development of prior-period
health care cost estimates	7.0	-
Medicaid - Adjusted (J)	$132.1	$76.7

Total (GAAP measure) (K)	$5,216.6	$4,323.1	$15,456.1	$12,814.1
(Unfavorable) favorable development of
prior-period health care cost estimates	(23.0)	24.0
Total - Adjusted (L)	$5,193.6	$4,347.1

Medical Benefit Ratios:
Commercial (GAAP measure) (E)/(A)	80.3%	78.6%	80.2%	79.5%
Commercial - Adjusted (F)/(A)	79.2%	78.6%

Medicare (GAAP measure) (G)/(B)	83.0%	84.4%	85.3%	86.9%
Medicare - Adjusted (H)/(B)	85.2%	88.2%

Medicaid (GAAP measure) (I)/(C)	81.1%	85.5%	87.7%	87.4%
Medicaid - Adjusted (J)/(C)	85.6%	85.5%

Total (GAAP measure) (K)/(D)	80.9%	79.4%	81.4%	80.5%
Total - Adjusted (L)/(D)	80.5%	79.8%

Selling expenses	$259.0	$243.1	$789.6	$722.6
General and administrative expenses	1,041.1	937.1	3,124.0	2,693.4
Total operating expenses	$1,300.1	$1,180.2	$3,913.6	$3,416.0

Operating earnings	$520.0	$488.6	$1,435.5	$1,331.3
Net realized capital losses	(138.9)	(2.3)	(159.5)	(21.5)
Net income (GAAP measure)	$381.1	$486.3	$1,276.0	$1,309.8

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Segment Information continued (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2008	2007	2008	2007
Group Insurance:
Revenue, excluding net realized capital losses	$511.2	$537.1	$1,527.5	$1,634.3
Net realized capital losses	(117.6)	(10.9)	(155.2)	(31.5)
Total revenue	$393.6	$526.2	$1,372.3	$1,602.8

Selling expenses	$23.2	$24.0	$72.0	$71.1
General and administrative expenses (5)	107.8	63.3	237.2	191.8
Total operating expenses	$131.0	$87.3	$309.2	$262.9

Operating earnings	$47.2	$38.2	$121.4	$108.5
Allowance on reinsurance recoverable	(27.4)	-	(27.4)	-
Net realized capital losses	(76.5)	(7.1)	(100.9)	(20.5)
Net (loss) income (GAAP measure)	$(56.7)	$31.1	$(6.9)	$88.0

Large Case Pensions:
Total revenue (GAAP measure)	$98.5	$154.7	$395.1	$529.8

Operating earnings	$8.8	$9.2	$27.2	$26.7
Reduction of reserve for anticipated future
losses on discontinued products	-	-	28.5	41.8
Net realized capital (losses) gains	(16.6)	(1.3)	(23.9)	.2
Net (loss) income (GAAP measure)	$(7.8)	$7.9	$31.8	$68.7

Total Company:
Revenue, excluding net realized capital losses (A)	$7,981.4	$6,977.9	$23,628.8	$20,519.6
Net realized capital losses	(356.8)	(16.6)	(437.4)	(64.4)
Total revenue (B) (GAAP measure)	$7,624.6	$6,961.3	$23,191.4	$20,455.2

Selling expenses	$282.2	$267.1	$861.6	$793.7
General and administrative expenses	1,110.3	1,004.3	3,329.8	2,896.6
Operating expenses, excluding other item (C)	1,392.5	1,271.4	4,191.4	3,690.3
Allowance on reinsurance recoverable	42.2	-	42.2	-
Total operating expenses (D) (GAAP measure)	$1,434.7	$1,271.4	$4,233.6	$3,690.3

Operating Expenses Percentages:
Operating expenses as a % of revenue (C)/(A)	17.4%	18.2%	17.7%	18.0%
Total operating expenses as a % of total revenue (D)/(B)
(GAAP measure)	18.8%	18.3%	18.3%	18.0%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2008	2008	2007	2007
Medical Membership:
Commercial	16,456	16,291	15,843	15,634
Medicare (7)	365	373	207	206
Medicaid	847	835	803	773
Total Medical Membership	17,668	17,499	16,853	16,613

Consumer-Directed Health Plans (8)	1,412	1,388	994	980

Dental Membership:
Commercial	12,538	12,546	12,306	12,266
Medicare & Medicaid	628	615	588	580
Network Access (9)	951	945	938	838
Total Dental Membership	14,117	14,106	13,832	13,684

Pharmacy Membership:
Commercial	9,809	9,736	9,613	9,549
Medicare PDP (stand-alone)	372	368	311	309
Medicare Advantage PDP	193	189	151	150
Medicaid	23	23	21	21
Total Pharmacy Benefit Management Services	10,397	10,316	10,096	10,029
Mail Order (10)	657	652	636	640
Total Pharmacy Membership	11,054	10,968	10,732	10,669

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2008	2007	2008	2007
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$907.6	$845.8	$2,506.9	$2,310.5
Interest expense	(60.5)	(44.0)	(171.5)	(129.1)
Amortization of other acquired intangible assets	(25.4)	(25.9)	(80.5)	(69.5)
Allowance on reinsurance recoverable	(42.2)	-	(42.2)	-
Reduction of reserve for anticipated future losses
on discontinued products	-	-	43.8	64.3
Net realized capital losses	(356.8)	(16.6)	(437.4)	(64.4)
Income before income taxes (B) (GAAP measure)	$422.7	$759.3	$1,819.1	$2,111.8

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$592.5	$552.8	$1,636.4	$1,511.7
Interest expense, net of tax	(39.3)	(28.6)	(111.5)	(83.9)
Amortization of other acquired intangible assets, net of tax	(16.5)	(16.8)	(52.3)	(45.2)
Allowance on reinsurance recoverable, net of tax	(27.4)	-	(27.4)	-
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	28.5	41.8
Net realized capital losses, net of tax	(232.0)	(10.7)	(284.3)	(41.8)
Net income (D) (GAAP measure)	$277.3	$496.7	$1,189.4	$1,382.6

Reconciliation of Revenue:
Revenue, excluding net realized capital losses (E)	$7,981.4	$6,977.9	$23,628.8	$20,519.6
Net realized capital losses	(356.8)	(16.6)	(437.4)	(64.4)
Total revenue (F) (GAAP measure)	$7,624.6	$6,961.3	$23,191.4	$20,455.2

Operating and Net Income Margins:
Pretax operating margin (A)/(E)	11.4%	12.1%	10.6%	11.3%
Pretax net income margin (B)/(F) (GAAP measure)	5.5%	10.9%	7.8%	10.3%

After-tax operating margin (C)/(E)	7.4%	7.9%	6.9%	7.4%
After-tax net income margin (D)/(F) (GAAP measure)	3.6%	7.1%	5.1%	6.8%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income as discussed below.    Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

•
Reduction of reserves for anticipated future losses on discontinued products in Large Case Pensions of $28.5 million and $41.8 million, after tax, are considered other items for the nine months ended September 30, 2008 and 2007, respectively, as they represent a reduction of reserves previously established for certain products no longer offered by Aetna that do not benefit ongoing business operations.

•
As a result of the liquidation proceedings of Lehman Re Ltd. (“Lehman Re”), a subsidiary of Lehman Brothers Holdings Inc., Aetna recorded an allowance against its reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax) in the third quarter of 2008.  This reinsurance was placed in 1999 and is on a closed book of paid-up group whole life insurance business.  This is an other item for the third quarter of 2008 because it does not reflect underlying 2008 performance.

Revenue excludes net realized capital gains and losses.

Aetna also provides medical benefit ratios excluding development of prior-period health care cost estimates when that development is significant.  Each quarter, Aetna re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances.  Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations at each financial statement date.  Aetna believes excluding significant prior-period reserve development better reflects the underlying current-period health care costs.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 10 through 11 and page 13 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income, or to a projected change in net income, in any period. Projected operating earnings per share for the full-year 2008 assumes approximately 490 million weighted-average diluted shares.

(3) Operating expenses as a percentage of revenue excludes the allowance recorded on the reinsurance recoverable (described in footnote (1) above) from operating expenses and net realized capital gains and losses from total revenue.

(4) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna’s performance, including performance versus competitors.

(5) Includes an allowance on reinsurance recoverable as described in footnote (1) above.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(7) Includes members who participated in a CMS pilot program under which we provided disease and case management services to selected Medicare fee-for-service beneficiaries in exchange for a fee.  This program terminated in September 2008.

(8) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this press release is forward looking, including our expectations and projections as to operating earnings per share, increase in 2009 pension expense, weighted average diluted shares and the impact of the current financial markets turmoil on Aetna's financial position or liquidity.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including adverse economic conditions in the U.S. and abroad which can significantly and adversely affect Aetna’s business and profitability; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse pricing or funding actions by federal or state government payors; and unanticipated increases in medical costs (including increased medical utilization, increases resulting from unfavorable changes in contracting or re-contracting with providers, increased pharmacy costs, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends). Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry-wide investigation by the New York Attorney General into certain payment practices with respect to out-of-network providers); reputational issues arising from data security breaches or other means; and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”).  You also should read each of the following documents for a discussion of Aetna's historical results of operations and financial condition:  Aetna's Current Report on Form 8-K filed with the SEC on September 18, 2008 as amended by Aetna's Current Report on Form 8-K/A filed with the SEC on September 29, 2008, Aetna's Current Report on Form 8-K filed with the SEC on September 12, 2008, Aetna's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2008, filed with the SEC on August 1, 2008 and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 when filed with the SEC.